UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Amendment to the Advisory Agreement Relating to an Advance from the Advisor
In order for its stockholders to begin earning cash distributions, on June 24, 2011, KBS Real Estate Investment Trust III, Inc. (the "Company") entered into an amendment to the advisory agreement with KBS Capital Advisors LLC, the Company's external advisor (the "Advisor"), pursuant to which the Advisor agreed to advance funds to the Company for distribution record dates through the period ending July 31, 2011. The Company agreed with the Advisor that the Company will only be obligated to repay the Advisor for this advance if and to the extent that:

(i)
The Company's modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by the Company, for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “MFFO Surplus”), and the Company will pay the Advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
The advance may be repaid from excess proceeds (“Excess Proceeds”) from third-party financings, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by the Company's conflicts committee in its sole discretion.

No interest will accrue on the advance being made by the Advisor.
On June 24, 2011, the Company's board of directors declared distributions based on daily record dates for the period from June 24, 2011 through June 30, 2011, which the Company expects to pay in July 2011, and distributions based on daily record dates for the period from July 1, 2011 through July 31, 2011, which the Company expects to pay in August 2011. Investors may choose to receive cash distributions or purchase additional shares through the Company's dividend reinvestment plan.
Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share. Distributions for these periods will be funded from an advance from the Advisor, as described above. The Advisor is not obligated to advance funds to the Company, and has not agreed to advance funds to the Company, for distributions for any future periods.
Origination of the Aberdeen First Mortgage Loan
On June 24, 2011, the Company, through an indirect wholly owned subsidiary, originated a first mortgage loan of up to $23.9 million (the "Aberdeen First Mortgage Loan"). At closing, the Company funded $9.7 million, with the remaining $14.2 million available for future disbursements. The borrower under the loan is JP Aberdeen Partners, LP (the "Borrower"), an affiliate of JP Realty Partners, which is not affiliated with the Company or the Advisor. The loan is secured by a Class A office building located in Addison, Texas, which is in the Far North submarket of Dallas, Texas (the "Building"). The Building comprises 319,758 rentable square feet and was built in 1985. The Company funded this loan with proceeds from its initial public offering.
The maturity date of the Aberdeen First Mortgage Loan is July 1, 2016, and the loan bears interest at a fixed rate of 7.5% per annum for the term of the loan. Monthly payments are interest only for the first 23 months of the term of the loan, followed by payments of principal and interest, with principal calculated using an amortization schedule of 30 years and with the remaining principal balance, all accrued and unpaid interest and all other charges due at maturity.
During the first 30 months of the term of the Aberdeen First Mortgage Loan, the Company agreed to provide up to: (i) $2.8 million to the Borrower for the payment of any amounts by which monthly expenses of the Borrower related to the Building, including operating shortfalls, operating expenses, interest expense on the loan and escrow payments due on the loan, exceed monthly revenues generated by the Building; and (ii) an additional $11.4 million to the Borrower for capital expenditures and leasing commissions relating to the leasing of the vacant space and for the payment of capital expenditures related to the renovation of the Building's lobby, each as approved by the Company and in each case subject to certain conditions set forth in the loan agreement.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
The information required by Item 2.01 is included in Item 1.01 above under "Origination of the Aberdeen First Mortgage Loan" and is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: June 24, 2011	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director